  EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 30 May 2023

ARtelligence Holdings Inc. Makes Management Changes and Qualifies the Company to Capture Diversity Contracts

[Oro Valley, AZ, May 30, 2023]. ARtelligence Holdings, Inc. (OTC TTCM) f/k/a Tautachrome Inc. announces several significant changes.

While still the Company’s Chairman, Timothy Holly has succeeded David LaMountain. Outgoing CEO LaMountain will be leading the application of the Company’s imagery technologies to new products and services.

For over four decades, Holly has been involved with international business in 114 countries. His well-honed skills are in: Mergers and Acquisitions; Asset Management; Open Source and Commercial Intelligence; Trade and Investment Law; Technology Transfers; and International Licensing. He is a graduate of the University of Indiana-South Bend, has a Juris Doctor degree from John Marshall Law School, and was a Fellow at the Fletcher School of Law and Diplomacy.

Wendell McCain, Chairman and CEO of global asset management firm, Onset Capital Partners, has been appointed to the Board of Directors. With a wealth of experience spanning two decades, Mr. McCain has honed his expertise in alternative asset classes and private equity.

Before Onset, he was the Co-Founder and Managing Partner at Parish Capital Advisors, a private equity firm managing $2 billion. Earlier in his career, Mr. McCain served as Vice President at BancBoston Ventures, overseeing a $600 million diversified private equity portfolio. He has also held key positions at JP Morgan and Lazard Freres.

Mr. McCain's other notable contributions include serving on the Advisory Board of the Smithsonian National African Art Museum and the Board of Trustees for numerous educational and environmental organizations. A proud alum, he earned a BA from the University of North Carolina at Chapel Hill as a Morehead Scholar and an MBA from Northwestern University’s Kellogg School as a Toigo Fellow.

Stephen K. Radford has been appointed as the Chief Strategy Officer. As CSO, he will be responsible for identifying future areas for expansion in the company including mergers, acquisitions and strategic partnerships going forward. In addition, Radford will be responsible for the ongoing analysis of the company markets, identifying risks as well as opportunities.

Most recently, Radford was VP for Market Development for Red Alert Group, a global counterterrorism and security consultancy. Previously, he was President of Jefferson Acquisition Group, a private investment advisory and merchant banking firm. Radford began his investment career with Merrill Lynch and acquired several securities licenses. This led to opening his own brokerage and investment banking firm, Advantage Capital.

ARtelligence Holdings Inc Press Release, May 30, 2023

Besides his main career focus on investments, Radford has worked extensively in real estate and construction, having his own multi million-dollar portfolio of shopping centers. Internationally, Radford worked with clients throughout Europe, Africa, the Middle East, and Asia. One of his passions has been successfully working with Indonesia Micro Enterprise Development to identify, fund, and consult on the opening of micro businesses throughout the country. Radford has a B.A. from Valparaiso University, and he attended John Marshall Law school.

The unique voting and management structure of ARtelligence Holdings, Inc., qualifies it as an African American supplier - and the only one that is a public company. This positions the Company to capture diversity contract opportunities with major corporations and government entities.

MEDIA CONTACT:

David LaMountain

Dlamountain@tautachrome.com

Company twitter page https://twitter.com/Tautachrome

Forward-Looking Statements: Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, risks of raising money sufficient to achieve the Company’s objectives, risks of managing growth, governmental regulatory risks, technology development risks, schedule slippage risks, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

2